Exhibit 99.1

New York REIT Announces Results for Second Quarter 2017

New York, New York August 9, 2017 (PR NEWSWIRE) – New York REIT, Inc. (NYSE: NYRT) (the “Company” or “NYRT”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial results for the second quarter ended June 30, 2017.

Financial Results

Liquidation Basis of Accounting

As a result of NYRT’s shareholder approval of the plan of liquidation on January 3, 2017, effective January 1, 2017, in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company began reporting its financial results on the liquidation basis of accounting. The liquidation basis of accounting requires, among other things, that management estimate net sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company through the end of the liquidation. Management’s estimate of net assets in liquidation at June 30, 2017 would result in estimated liquidating distributions of approximately $9.21 per Common Share. This estimate of liquidating distributions includes projections of revenues, sales proceeds, costs and expenses to be incurred during the period required to complete the plan of liquidation. There is inherent uncertainty with these projections, and accordingly, these projections could change materially based on a number of factors both within and outside of NYRT’s control including the timing of the sales, the performance of the underlying assets and any changes in the underlying assumptions of projected cash flows.

The estimate of the current liquidating distribution amount represents a decrease of $0.04 per Common Share from the Company’s estimate at March 31, 2017. The decrease is primarily the result of (i) a $2.5 million decrease in the liquidation value of 50 Varick Street based on the contract for sale, (ii) an increase of $1.7 million of projected tenant improvements primarily at the 1440 Broadway and 256 W. 38th Street properties, (iii) an increase of $1.2 million in the estimated fees payable to our advisor over the duration of the liquidation due to the timing of the acquisition of the additional interest in Worldwide Plaza and a change in the anticipated holding period of certain of our assets, (iv) other cumulative adjustments across the portfolio which net to a $1.0 million decrease in net operating cash flow, and (v) an increase of $400 thousand in interest expense on the POL loans due to increases in the LIBOR rate.

2017 Subsequent Events

Financing Activity

•	Kings Highway – Brooklyn, New York - On August 1, 2017, the Company’s mortgage loan collateralized by the 1100 Kings Highway property was modified to extend the maturity date to April 1, 2018 and to allow for partial release of the collateral. The loan also requires a cash sweep starting January 1, 2018 unless the property is under contract for sale for an amount equal to or greater than 133% of the outstanding mortgage loan payable.

Assets Sold

•	50 Varick Street – Manhattan, New York - On August 7, 2017, the Company sold to an independent third party its 50 Varick Street office property in Manhattan, New York for a gross sales price of $135.0 million. The property was part of the collateral for the Company’s $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $78.1 million of debt as required under the loan. After satisfaction of debt, pro-rations and closing costs the Company received net proceeds of approximately $49.1 million.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT’s shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company’s and management’s hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) the timing of asset sales. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the Company’s results.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

(unaudited, in thousands)

June 30, 2017
Assets
Investments in real estate	$3,679,191
Cash and cash equivalents	39,800
Restricted cash held in escrow	24,055
Accounts receivable	4,861
Total Assets	$3,747,907

Liabilities
Mortgage notes payable	$2,025,916
Liability for estimated costs in excess of estimated receipts during liquidation	139,092
Liability for non-controlling interests	9,432
Accounts payable, accrued expenses and other liabilities	26,355
Related party fees payable	60
Total Liabilities	2,200,855
Commitments and Contingencies
Net assets in liquidation	$1,547,052

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended June 30, 2017 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.nyrt.com or at the Securities and Exchange Commission website www.sec.gov.

Investor Relations:

Wendy Silverstein, Chief Executive Officer

New York REIT, Inc.

wsilverstein@nyrt.com

(617) 570-4750

John Garilli, Chief Financial Officer

New York REIT, Inc.

jgarilli@nyrt.com

(617) 570-4750